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                                                                     EXHIBIT 15


                          ACCOUNTANTS' AWARENESS LETTER


Board of Directors and Shareholders
Goody's Family Clothing, Inc.
Knoxville, Tennessee

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Goody's Family Clothing, Inc. for the periods ended May 3, 1997 and May 4, 1996, as indicated in our report dated May 19, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 3, 1997, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 15, 1997























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